As filed with the Securities and Exchange Commission on November 10, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 __________________
CHARTER COMMUNICATIONS, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4841 (Primary Standard Industrial Classification Code Number)	43-1857213 (I.R.S. Employer Identification No.)

12405 Powerscourt Drive
St. Louis, Missouri 63131
(314) 965-0555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory L. Doody
Executive Vice President and General Counsel
12405 Powerscourt Drive
St. Louis, Missouri 63131
(314) 965-0555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________ Copies to: Christian O. Nagler Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022-4611 (212) 446-4800
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

   Large accelerated filer     ☐          Accelerated filer     ☐              Non-accelerated filer         ☒          Smaller reporting company   ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
Class A common stock, par value $0.001	89,407,209	$32.87	$2,938,814,960	$209,538

(1)	The average of the high and low price per share was $32.87 on November 3, 2010 as reported on The Nasdaq Global Select Market.
(2)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
(3)
Pursuant to Rule 457(p), the Registration Fee of $217,668 previously paid in connection with the Registration Statement on Form S-1 filed by Registrant on December 31, 2009 as subsequently amended by Registration Statement on Form S-1/A filed on April 22, 2010 (Registration Statement No. 333-164105) will be offset against the Registration Fee currently due of $209,538 for no amount currently due and owing in connection with this offering.

89,407,209 Shares

Charter Communications, Inc.

Class A Common Stock

The selling stockholders are offering 89,407,209 shares of Class A Common Stock. We are not selling any shares of Class A Common Stock under this prospectus. We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.

Our Class A Common Stock is listed on The NASDAQ Global Market, which we refer to as NASDAQ, under the symbol “CHTR.”  On November 9, 2010, the last reported sale price of our Class A Common Stock on NASDAQ was $35.80 per share.

The shares of Class A Common Stock may be offered for sale from time to time by any selling stockholders acting as principal for its own account or in brokerage transactions at prevailing market prices or in transactions at negotiated prices.  No representation is made that any shares of Class A Common Stock will or will not be offered for sale.  It is not possible at the present time to determine the price to the public in any sale of the shares of Class A Common Stock by the selling stockholders and each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares.  Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the selling stockholder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated November 10, 2010.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

THE OFFERING	3

RISK FACTORS	4

USE OF PROCEEDS	5

SELLING STOCKHOLDERS	6

DESCRIPTION OF CAPITAL STOCK	11

SHARES ELIGIBLE FOR FUTURE SALE	15

PLAN OF DISTRIBUTION	17

EXPERTS	19

LEGAL MATTERS	20

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, regarding, among other things, our plans, strategies and prospects, both business and financial, including, without limitation, the forward-looking statements set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.  Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.  Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.  Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning” and “potential,” among others.  Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus and in other reports or documents that we file from time to time with the Securities and Exchange Commission, which we refer to as the SEC, and include, but are not limited to:

●
our ability to sustain and grow revenues and free cash flow by offering video, high-speed Internet, telephone and other services to residential and commercial customers, and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and related capital expenditures and the difficult economic conditions in the United States;

●

the impact of competition from other distributors, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband providers, and digital subscriber line ("DSL") providers and competition from video provided over the Internet;

●	general business conditions, economic uncertainty or downturn, high employment levels and the significant downturn in the housing sector and overall economy;

●	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

●	our ability to adequately deliver customer service;

●	the effects of governmental regulation on our business;
●

the availability and access, in general, of funds to meet our debt obligations, prior to or when they become due, and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, (iii) access to the capital or credit markets including through new issuances, exchange offers or otherwise, especially given recent volatility and disruption in the capital and credit markets, or (iv) other sources and our ability to fund debt obligations (by dividend, investment or otherwise) to the applicable obligor of such debt; and

●	our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement.  We are under no duty or obligation to update any of the forward-looking statements after the date of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register with the SEC our Class A Common Stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it.  For further information about us and our Class A Common Stock, reference is made to the registration statement and the exhibits and schedules filed with it.  Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.  We will file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or Exchange Act (excluding any information furnished but not filed) prior to the termination of this offering:

●	Our Annual Report on Form 10-K for the year ended December 31, 2009;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

●	Our Current Reports on Form 8-K filed on January 4, 2010, January 22, 2010, February 12, 2010, March 10, 2010, March 18, 2010, April 6, 2010, April 13, 2010, April 16, 2010, May 4, 2010, May 11, 2010, June 22, 2010, August 2, 2010, August 6, 2010, August 20, 2010, September 15, 2010 and September 30, 2010; and

●	Our Registration Statement on Form 8-A filed on September 14, 2010.

The information in the above filings speaks only as of the respective dates thereof, or, where applicable, the dates identified therein.  Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.charter.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, Missouri 63131
Attention: Investor Relations
Telephone: (314) 965-0555

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

CHARTER HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED INTO THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND NEITHER THE MAILING OF THIS PROSPECTUS NOR THE ISSUANCE OF OUR CLASS A COMMON STOCK PURSUANT TO THIS OFFERING SHALL CREATE AN IMPLICATION TO THE CONTRARY.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision.  You should read this entire prospectus carefully, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.”  You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors.”

In this prospectus, unless the context requires otherwise, references to “the Company,” “the Issuer,” “we,” “our,” or “us” refer to Charter Communications, Inc. and its consolidated subsidiaries. “Charter” refers to Charter Communications, Inc., the issuer of the Class A Common Stock offered hereby, alone. Unless otherwise stated, all business data included in this summary is as of September 30, 2010.

Our Business

We are among the largest providers of cable services in the United States, offering a variety of entertainment, information and communications solutions to residential and commercial customers. Our infrastructure consists of a hybrid of fiber and coaxial cable plant passing approximately 12.0 million homes, with 96% of homes passed at 550 MHZ or greater and 96% of plant miles two-way active.  A national Internet Protocol (IP) infrastructure interconnects all Charter markets.

For the nine months ended September 30, 2010, we generated approximately $5.3 billion in revenue, of which approximately 53% was generated from our residential video service. For the year ended December 31, 2009, we generated approximately $6.8 billion in revenue, of which approximately 55% was generated from our residential video service.  We also generate revenue from high-speed Internet, telephone service and advertising with residential and commercial high-speed Internet and telephone service contributing the majority of the recent growth in our revenue.

As of September 30, 2010, we served approximately 5.2 million customers. We sell our video, high-speed Internet and telephone services primarily on a subscription basis, often in a bundle of two or more services, providing savings and convenience to our customers.  Bundled services are available to approximately 96% of our homes passed, and approximately 60% of our customers subscribe to a bundle of services.

We served approximately 4.7 million video customers as of September 30, 2010, of which approximately 73% subscribed to digital video service.  Digital video enables our customers to access advanced services such as high definition television, OnDemand video programming, an interactive program guide and digital video recorder, or DVR service.

We also served approximately 3.2 million high-speed Internet customers as of September 30, 2010.  Our high-speed Internet service is available in a variety of download speeds up to 60 Mbps.  We also offer home networking service, or Wi-Fi, enabling our customers to connect up to five computers wirelessly in the home.

We provided telephone service to approximately 1.7 million customers as of September 30, 2010. Our telephone services typically include unlimited local and long distance calling to the U.S., Canada and Puerto Rico, plus more than 10 features, including voicemail, call waiting and caller ID.

Through Charter Business®, we provide scalable, tailored broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, fiber connectivity to cellular towers, video and music entertainment services and business telephone.  As of September 30, 2010, we served approximately 255,200 business revenue generating units, including small- and medium-sized commercial customers.  Our advertising sales division, Charter Media®, provides local, regional and national businesses with the opportunity to advertise in individual markets on cable television networks.

We have a history of net losses.  Our net losses are principally attributable to insufficient revenue to cover the combination of operating expenses, interest expenses that we incur because of our debt, and depreciation expenses resulting from the capital investments we have made, and continue to make, in our cable properties, and in 2010, amortization expenses resulting from the application of fresh start accounting.

On March 27, 2009, we filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), to reorganize under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). The Chapter 11 cases were jointly administered under the caption In re Charter Communications, Inc., et al., Case No. 09-11435. On May 7, 2009, we filed a Joint Plan of Reorganization (the “Plan”), and a related disclosure statement (the “Disclosure Statement”), with the Bankruptcy Court. The Plan was confirmed by the Bankruptcy Court on November 17, 2009 (the “Confirmation Order”), and became effective on November 30, 2009 (the “Effective Date”), the date on which we emerged from protection under Chapter 11 of the Bankruptcy Code.

Recent Events

On September 14, 2010, the Class A common stock, par value $0.001 per share, of Charter Communications, Inc. started trading on The Nasdaq Stock Market LLC (NASDAQ) under the symbol “CHTR.”  The Class A common stock of Charter Communications, Inc. was issued in November 2009 and had been trading on the OTC Bulletin Board under the symbol “CCMM.”

On October 29, 2010, Charter announced the appointment of Christopher L. Winfrey to the position of Executive Vice President and Chief Financial Officer effective November 1, 2010.

Our Corporate Information

Our principal executive offices are located at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131.  Our telephone number is (314) 965-0555 and we have a website accessible at www.charter.com.  Since January 1, 2002, our annual reports, quarterly reports and current reports on Form 8-K, and all amendments thereto, have been made available on our website free of charge as soon as reasonably practicable after they have been filed.  The information posted on our website is not incorporated into this prospectus and is not part of this prospectus.

THE OFFERING
Issuer	Charter Communications, Inc.
Securities offered by the selling stockholders	89,407,209 shares of Class A Common Stock.
Shares of Class A Common Stock outstanding after this offering	112,457,576 shares of Class A Common Stock.1
Use of Proceeds	We will not receive any proceeds from the sale of shares of the Class A Common Stock by the selling stockholders.
Risk Factors

Investing in our Class A Common Stock involves substantial risk.  For a discussion of risks relating to the Company, our business and an investment in our Class A Common Stock, see the section titled “Risk Factors” on page 4 of this prospectus and all other information set forth in this prospectus before investing in our Class A Common Stock.

Symbol for Trading on NASDAQ	CHTR

1  Includes non-vested shares subject to forfeiture, and excludes (i) 1,282,777 CCH Warrants (defined hereafter) exercisable on a one-for-one basis for shares of Class A Common Stock at an exercise price of $51.28 per share; (ii) 6,413,998 CIH Warrants (defined hereafter) exercisable on a one-for-one basis for shares of Class A Common Stock at an exercise price of $46.86 per share; (iii) 4,669,384 CII Warrants (defined hereafter) exercisable on a one-for-one basis for shares of Class A Common Stock at an exercise price of $19.80 per share; and (iv) 2,241,299 shares of Class B common stock (the “Class B Common Stock”) convertible into 2,241,299 shares of Class A Common Stock.

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 filed with the SEC and incorporated by reference in this prospectus.  The risks described in any document incorporated by reference herein are not the only ones we face, but are considered to be the most material.  There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results.  Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Class A Common Stock by the selling stockholders. We will pay estimated transaction expenses of approximately $459,538 in connection with this offering.

SELLING STOCKHOLDERS

The following table sets forth:

•
the name of each of the selling stockholders who provided us with notice; pursuant to an exchange and registration rights agreement entered into in connection with the issuance of the common stock; of such selling stockholder's intent to sell or otherwise dispose of common stock held;

•	the principal amount of common stock owned by each of the selling stockholders prior to the offering and the percentage of beneficial ownership represented by same; and

•	the principal amount of common stock which each selling stockholder may sell pursuant to this prospectus and the percentage of beneficial ownership held following such sale.

	Shares Beneficially Owned Prior to This Offering(1)			Shares Beneficially Owned After This Offering
Name	Number	Percent of Class	Number of Shares Offered	Number	Percent of Class
Paul G. Allen(2)	8,654,722	7.23%	8,031,304	623,418	*
AP Charter Holdings, L.P. and certain affiliated funds(3)	35,691,033	31.48%	32,214,257	3,476,776	3.07%
Oaktree Opportunities Investments, L.P. and certain affiliated funds(4)	20,156,185	17.86%	20,156,185	--	*
Funds advised by Franklin Advisers, Inc. (5)	21,693,966	18.85%	14,119,703	7,574,263	6.58%
Funds affiliated with Encore LLC(6)	11,203,955	9.96%	9,606,987	1,596,968	1.42%
Investment accounts managed by Lord, Abbett & Co., LLC(7)	1,913,884	*	1,785,029	128,855	*
Funds affiliated with MFC Global Investment Management (U.S.), LLC(8)	2,277,600	2.02%	1,538,330	739,270	*
Funds affiliated with Western Asset Management Company(9)	2,797,549	2.49%	1,955,414	842,135	*
__________________
*      Less than 2%.

(1)
Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.  The calculation of this percentage assumes for each person the acquisition by such person of all shares that may be acquired upon exercise of warrants to purchase shares of Class A Common Stock.  Percentage of beneficial ownership is based on 112,457,576 shares of Class A common stock outstanding as of October 31, 2010.

(2)
Includes 2,241,299 shares of Class B Common Stock (which are convertible into a like number of Class A common stock) entitled to thirty-five percent (35%) of the vote of the Common Stock on a fully diluted basis.  Includes 1,356,809 shares of Class A common stock; shares of Class A Common Stock which are issuable upon exercise of 387,230 in CCH/CIH Warrants held; and shares of Class A Common Stock which are issuable upon exercise of 4,669,384 CII Warrants held. The address of Mr. Allen is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104. In the past three years through November 30, 2009, Mr. Allen served as Chairman of Charter's Board and in the past three years through the date of this offering, Mr. Allen has been beneficial owner of a majority voting interest in Charter.  Pursuant to Charter's Plan, Mr. Allen had the ability to elect four members of Charter's post-Effective Date Board and elected W. Lance Conn; John D. Markley, Jr.; William L. McGrath; and Christopher M. Temple who have been serving on the Board since the Effective Date.

(3)
Includes shares and warrants for shares beneficially owned by AP Charter Holdings, L.P. and affiliated funds.  Of the amount listed, 32,858,748 shares and 745,094 CIH warrants for shares are held by AP Charter Holdings, L.P.  Of the amount listed, 1,264,996 shares and 121,370 CIH warrants for shares are held by Red Bird, L.P.  Of the amount listed, 450,653 shares and 45,243 CIH warrants for shares are held by Blue Bird, L.P.  Of the amount listed 185,268 shares and 19,661 CIH warrants for shares are held by Green Bird, L.P.  (together with Blue Bird, L.P. and Red Bird, L.P., the “Apollo Partnerships”).

The general partner of AP Charter Holdings, L.P. is AP Charter Holdings GP, LLC.  The managers of AP Charter Holdings GP, LLC are Apollo Management VI, L.P. and Apollo Management VII, L.P.  The general partner of Apollo Management VI, L.P. is AIF VI Management, LLC, and the general partner of Apollo Management VII, L.P. is AIF VII Management, LLC.  Apollo Management, L.P. is the sole member and manager of each of AIF VI Management, LLC and AIF VII Management, LLC.  The general partner of Apollo Management, L.P. is Apollo Management GP, LLC.

The general partner of Red Bird, L.P. is Red Bird GP, Ltd. and the general partner of Blue Bird, L.P. is Blue Bird GP, Ltd.  The general partner of Green Bird, L.P. is Green Bird GP, Ltd.  Apollo SVF Management, L.P. is the director of each of Red Bird GP, Ltd. and Blue Bird GP, Ltd., and Apollo Value Management, L.P. is the director of Green Bird GP, Ltd.  The general partner of Apollo SVF Management, L.P. is Apollo SVF Management GP, LLC, and the general partner of Apollo Value Management, L.P. is Apollo Value Management GP, LLC.  Apollo Capital Management, L.P. is the sole member and manager of each of Apollo SVF Management GP, LLC and Apollo Value Management GP, LLC.  The general partner of Apollo Capital Management, L.P. is Apollo Capital Management GP, LLC.  Apollo Management Holdings, L.P. is the sole member and manager of each of Apollo Management GP, LLC and Apollo Capital Management GP, LLC, and Apollo Management Holdings GP, LLC is the general partner of Apollo Management Holdings, L.P.

The sole shareholder of Red Bird GP, Ltd. is Apollo SOMA Advisors, L.P., the sole shareholder of Blue Bird GP, Ltd. is Apollo SVF Advisors, L.P., and the sole shareholder of Green Bird GP, Ltd. is Apollo Value Advisors, L.P.  The general partner of Apollo SOMA Advisors, L.P. is Apollo SOMA Capital Management, LLC, the general partner of Apollo SVF Advisors, L.P. is Apollo SVF Capital Management, LLC, and the general partner of Apollo Value Advisors, L.P. is Apollo Value Capital Management, LLC.  Apollo Principal Holdings II, L.P. is the sole member and manager of each of Apollo SOMA Capital Management, LLC, Apollo SVF Capital Management, LLC and Apollo Value Capital Management, LLC.  Apollo Principal Holdings II GP, LLC is the general partner of Apollo Principal Holdings II, L.P.

AP Charter Holdings, L.P. does not have voting or dispositive power over the shares owned of record by any of the Apollo Partnerships, and none of the Apollo Partnerships have any voting or dispositive power over the shares owned of record by AP Charter Holdings, L.P. or any of the other Apollo Partnerships.  AP Charter Holdings, L.P. has granted a proxy to Apollo Management VI, L.P. and Apollo Management VII, L.P. to vote the shares of Charter Communications Inc. that AP Charter Holdings, L.P. holds of record.  Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of Apollo Management Holdings GP, LLC and Apollo Principal Holdings II GP, LLC, and as such may be deemed to have voting and dispositive powers with respect to the shares that are beneficially owned or owned of record by the Apollo Partnerships.  Each of Messrs. Black, Harris and Rowan, and each of Apollo Management VI, L.P. and Apollo Management VII, L.P., and each of the other general partners, managers and sole shareholders described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by any of AP Charter Holdings, L.P. or the Apollo Partnerships, except to the extent of any pecuniary interest therein.

Pursuant to Charter's Plan, AP Charter Holdings, L.P. had the ability to elect two members to Charter's post-Effective Date Board and elected Eric Zinterhofer and Darren Glatt who have been serving on the Board since the Effective Date.

(4)
Includes shares beneficially owned by Oaktree Opportunities Investments, L.P. and warrants beneficially owned by affiliates of Oaktree Opportunities Investments, L.P.  Of the shares included, 19,725,105 are held by Oaktree Opportunities Investments, L.P.  As reported in the Form 3 filed on September 14, 2010 by Oaktree Capital Group, LLC, Bruce Karsh has assigned to OCM FIE, L.P. all economic, pecuniary and voting rights with respect to 2,536 shares of restricted Class A common stock.   Of the warrants included:  95,743 are held by OCM Opportunities Fund V, L.P.; 215,108 are held by OCM Opportunities Fund VI, L.P.; 104,553 are held by OCM Opportunities Fund VII Delaware, L.P.; and 13,140 are held by Oaktree Value Opportunities Fund, L.P.  The mailing address for the holders listed above is c/o Oaktree Capital Management, L.P., 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.  The general partner of Oaktree Opportunities Investments, L.P. is Oaktree Fund GP, LLC.  The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P.  The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P.  The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC.  The managing member of OCM Holdings I, LLC is Oaktree Holdings,

LLC.  The managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC.  The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P.  The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC.  The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone.  Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by Oaktree Opportunities Investments, L.P., except to the extent of any pecuniary interest therein.  The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA  90071. Pursuant to Charter's Plan, Oaktree Opportunities Investments, L.P. had the ability to elect one member to Charter's post-Effective Date Board and elected Bruce Karsh who has been serving on the Board since the Effective Date.  By virtue of being a member of Oaktree Capital Group Holdings GP, LLC, Mr. Karsh may be deemed to have or share beneficial ownership of shares or warrants beneficially owned by Oaktree Opportunities Investments, L.P. or certain of its affiliated funds.  Mr. Karsh expressly disclaims beneficial ownership of such shares or warrants, except to the extent of his direct pecuniary interest therein.

(5)
Includes shares and warrants exercisable for shares of Class A Common Stock.  Of the amount listed, Franklin related funds hold 4,963,644 shares of Class A Common Stock and warrants exercisable for 2,610,619 shares of Class A Common Stock.  The number of shares being offered includes:  11,871,333 shares held by Franklin Custodian Funds – Franklin Income Fund; 1,747,500 shares held by Franklin Templeton Variable Insurance Products Trust – Franklin Income Securities Fund; 224,146 shares held by Franklin Templeton Investment Funds – Franklin Income Fund; 3,001 shares held by JNL/Franklin Templeton Income Fund; 77,323 shares held by ING Franklin Income Portfolio; 139,181 shares held by EQ/Franklin Core Balanced Portfolio; 46,394 shares held by John Hancock Trust – Income Trust; and 10,825 shares held by Met/Franklin Income Portfolio. The business address for all entities listed in the preceding sentence is One Franklin Parkway, San Mateo, California 94403. Pursuant to Charter's Plan, funds advised by Franklin Advisers, Inc. had the ability to elect one member to Charter's post-Effective Date board and elected Robert Cohn who has been serving on the board since the Effective Date. These securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc.  Investment management contracts grant to those subsidiaries all investment and/or voting power over such securities, except as otherwise disclosed below. Therefore, such subsidiaries may be deemed to be the beneficial owners of such securities.  Beneficial ownership by such subsidiaries and other affiliates of Franklin Resources, Inc. is reported in conformity with the guidelines articulated by the SEC staff in Release No. 34-39538 (January 12, 1998) relating to organizations, such as Franklin Resources, Inc. where related entities exercise voting and investment powers over securities independently from each other.  The voting and investment powers held by Franklin Mutual Advisers, LLC, an indirect wholly owned investment management subsidiary of Franklin Resources, Inc., are exercised independently from Franklin Resources, Inc. and from all of its other investment management subsidiaries.  Furthermore, internal policies and procedures of Franklin Mutual Advisers, LLC and Franklin Resources, Inc. establish informational barriers that prevent the flow between Franklin Mutual Advisers, LLC and the other affiliates of Franklin Resources, Inc. of information that relates to the voting and investment powers over the securities owned by their respective investment management clients.  Consequently, Franklin Mutual Advisers, LLC and the other affiliates of Franklin Resources, Inc. report the securities over which they hold investment and voting power separately from each other for purposes of Section 13 of the Exchange Act.  Charles B. and Rupert H. Johnson each owns more than 10% of the outstanding common stock of Franklin Resources, Inc. and are its principal stockholders. They and Franklin Resources, Inc. may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which subsidiaries of Franklin Resources, Inc. provide investment management services. Franklin Resources, Inc., the Johnsons and such subsidiaries disclaim any pecuniary interest in, and any beneficial ownership as defined in Rule 13d-3 of the Exchange Act of, any of these securities.  Franklin Resources, Inc., the Johnsons and each subsidiary of Franklin Resources, Inc. believe that they are not a “group” within the meaning of Rule 13d-5 under the Exchange Act and that they are not otherwise required to attribute to each other the beneficial ownership of the Securities held by any of them or by any persons or entities for whom or for which such subsidiaries provide investment management services.  See footnote 5 to the beneficial ownership table reported under "Security Ownership of Certain Beneficial Owners and Management" for information regarding equity ownership and contact information for funds advised by Franklin Advisers, Inc.  Pursuant to Charter's Plan, funds advised by Franklin Advisers, Inc. had the ability to elect one member to Charter's post-Effective Date board and elected Robert Cohn, who has been serving on the board since the Effective Date.  Notwithstanding the election of Mr. Cohn to the board, Mr. Cohn does not represent or otherwise have any duty to advance the interests of Franklin Advisers, Inc. or any of its direct or indirect affiliates, and Franklin Advisers, Inc. does not believe that it is an affiliate of Charter as a result of Mr. Cohn serving as a director of Charter.

(6)	The number of shares being offered includes: 2,668,076 shares held by Encore, LLC and 6,938,911 shares held by Encore II, LLC.

The managing members of Encore, LLC are Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Encore (ERISA), Ltd., Crestview Offshore Holdings (Cayman), L.P.   Crestview Partners (ERISA), L.P. is the manager of Encore (ERISA), Ltd.  The general partner of Crestview Partners, L.P. Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Crestview Partners (ERISA), L.P., and Crestview Offshore Holdings (Cayman), L.P. is Crestview Partners GP, L.P. The general partner of Crestview Partners GP, L.P. is Crestview, LLC.

The managing members of Encore II, LLC are Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (PF), L.P, Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P.  The general partner of the managing members of Encore II, LLC is Crestview Partners II, GP. The general partner of Crestview Partners GP, L.P. is Crestview, LLC.

Crestview LLC is managed and owned by the following six members, Volpert Investors, L.P., Murphy Investors, L.P., DeMartini Investors, L.P., RJH Investment Partners, L.P., The 2007 Delaney Family and J&N Ventures, Inc.  Each of these six entities is owned solely by family members of its related senior manager, who are: Barry Volpert, Thomas S. Murphy, Jr., Richard DeMartini, Robert J. Hurst, Bob Delaney and Jeff Marcus, respectively. The officers and directors of Crestview LLC have voting and dispositive powers with respect to the shares by beneficially owned by the Encore partnerships above. The officers and directors of Crestview LLC are as follows, Barry Volpert, Chief Executive Officer, Thomas S. Murphy, Jr., President, Robert J. Hurst, Managing Director, Richard DeMartini, Managing Director, Jeff Marcus, Managing Director, and Bob Delaney, Managing Director.  The officers and directors of Crestview LLC above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by the Encore partnerships except to the extent of any pecuniary interest therein.

The business address for Encore, LLC,  Encore II, LLC, Crestview Partners, L.P. Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Crestview Partners (ERISA), L.P., Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (PF), L.P, Crestview Partners II  (TE), L.P, Crestview Partners GP, L.P, Crestview Partners II, GP and Crestview, LLC  is c/o Crestview Partners 667 Madison Avenue, 10th Floor, New York, New York 10065.

The business address for Encore (ERISA), Ltd., Crestview Offshore Holdings (Cayman), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. is Maples Corporate Services, Limited, PO Box 309 GT, Ugland House, George Town, Grand Cayman, Cayman Islands.

(7)
Includes shares and warrants exercisable for shares of Class A common stock.  The number of shares being offered includes:  17,000 owned by MHAM US Income Open; 1,450,000 shares owned by Lord Abbett Bond - Debenture Fund, Inc.; 47,136 shares owned by Lord Abbett Investment Trust - Lord Abbett High Yield Fund; 68,210 shares owned by Lord Abbett Research Fund, Inc. - Lord Abbett Capital Structure Fund; 3,410 shares owned by Lord Abbett Series Fund, Inc. - Capital Structure Portfolio; 34,273 shares owned by Lord Abbett Series Fund, Inc. - Bond-Debenture Portfolio and 165,000 shares owned by MET Investors Series Trust - Bond Debenture Portfolio.

(8)
The number of shares being offered includes:  617,162 shares held by John Hancock High Yield Bond Fund; 66,049 shares held by John Hancock Trust Strategic Income Trust; 117,434 shares held by John Hancock Strategic Income Fund; 9,322 shares held by John Hancock Investors Trust; 1,705 shares held by John Hancock

Funds III Leveraged Companies Fund; 298,873 shares held by John Hancock Funds II High Income Fund; 52,293 shares held by John Hancock Funds II Strategic Income Fund; 309,218 shares held by the John Hancock Trust High Income Trust; 33,536 shares held by Manulife Global Fund U.S. High Yield Bond Fund; 5,569 shares held by Manulife International Limited Global Strategic Fund Income Fund; and 27,169 shares held by Manulife Strategic Income Fund.

(9)
The number of shares being offered includes:  10,456 shares held by CGCM High Yield Investments; 41,021 shares held by Western Asset Strategic US$ High Yield Portfolio, L.L.C.; 637,073 shares are held by Western Asset Opportunistic US$ High Yield Securities Portfolio, LLC; 28,265 shares are held by Stichting Pensioenfonds DSM Nederland; 11,990 shares are held by Legg Mason Partners Capital and Income Fund Inc.; 150,842 shares are held by Legg Mason Partners Global High Yield Bond Fund; 126,560 shares are held by Western Asset High Yield Portfolio; 50,352 shares are held by Western Asset Global Partners Income Fund Inc.; 95,153 shares are held by Western Asset High Income Opportunity Fund Inc.; 10,703 shares are held by Western Asset High Income Fund, Inc.; 187,249 shares are held by Western Asset High Income Fund II Inc.; 11,222 shares are held by Western Asset Global High Yield Portfolio; 26,001 shares are held by Legg Mason Partners Variable Global High Yield Bond Portfolio; 81,808 shares are held by Legg Mason Partners High Income Fund; 57,830 shares are held by Western Asset Managed High Income Fund Portfolio; 36,112 shares are held by Legg Mason Partners Variable High Income Portfolio; 141,314 shares are held by John Hancock II High Yield Fund; 234,870 shares are held by John Hancock High Yield Trust; and 16,593 are held by Western Asset Global High Yield Bond Fund.  Western Asset Management Company does not directly own any of the offered shares. All offered shares reported in the preceding sentence are held in various client accounts, for which Western Asset Management Company is the investment manager. Western Asset Management Company may be deemed to be the beneficial owner of shares beneficially owned by all of the entities listed in the preceding sentence, but disclaims such beneficial ownership for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended, or otherwise.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws and the provisions of applicable law.  Copies of our amended and restated certificate of incorporation and our amended and restated bylaws are filed as exhibits to the Current Reports on Form 8-K filed with the SEC on August 20, 2010 and December 4, 2009, respectively, and incorporated herein by reference.

Authorized Capital Stock upon Emergence

Charter has the authority to issue a total of 1,175,000,000 shares of capital stock, consisting of:

•	900,000,000 shares of Class A Common Stock;

•	25,000,000 shares of Class B Common Stock; and

•	250,000,000 shares of preferred stock.

Common Stock

Common Stock Outstanding

The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock  (collectively with the Class A Common Stock, the “Common Stock”) are subject to, and may be adversely affected by, the rights of the holders of our preferred stock which we may designate and issue in the future.

To the greatest extent permitted by applicable Delaware law, the shares of Class A Common Stock are uncertificated, and transfer will be reflected by book-entry, unless a physical certificate is requested by a holder.

The Class B Common Stock is identical to the Class A Common Stock except with respect to certain voting, transfer and conversion rights. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder or, at any time on or after January 1, 2011 and until September 15, 2014, at the option of a majority of the disinterested members of the board of directors, and at any time after September 15, 2014 at the election of a majority of the members of the board of directors (other than members of the board of directors elected by holders of Class B Common Stock). Class B Common Stock is subject to significant transfer restrictions. Class A Common Stock, however, issued upon conversion of Class B Common Stock, is not subject to the same restrictions. Shares of Class B Common Stock must at all times be held only by (i) Mr. Paul G. Allen, (ii) his estate, spouse, immediate family members and heirs, and (iii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or other owners of which consist exclusively of Mr. Allen or such other persons referred to in clause (ii) above or a combination of the above, which we refer to collectively as Authorized Class B Holders, and upon any transfer to a person or entity other than an Authorized Class B Holder, each share of Class B Common Stock will be automatically converted into one share of Class A Common Stock. Shares of the Class B Common Stock are only to be issued to Mr. Allen or certain of his affiliates.

Voting Rights

Holders of shares of our capital stock are entitled to vote on all matters submitted to a vote of our stockholders, including the election of directors, as follows:

•	shares of Class A Common Stock are entitled to one vote per share; and

•
shares of Class B Common Stock are entitled to a number of votes per share, which at all times when shares of Class B Common Stock are outstanding represent 35% of the combined voting power of the Company’s capital stock, on a fully diluted basis.

Mr. Allen and entities affiliated with Mr. Allen hold in excess of 35% of the combined voting power of the capital stock of Charter and have the right to elect four of 11 members of the board of directors. There may be additional holders of significant voting power in Charter, though pursuant to the Amended and Restated Certificate of Incorporation, prior to September 15, 2014, the votes attributable to each share of Class A Common Stock held by any holder (other than Mr. Allen and certain of his affiliates) will be automatically reduced pro rata among all shares of Class A Common Stock held by such holder and (if applicable) shares of Class A Common Stock held by any other holder (other than Mr. Allen and certain of his affiliates) included in any “person” or “group” with such holder so that no “person” or “group” (other than Mr. Allen and certain of his affiliates) is or becomes the holder or beneficial owner (as such term is used in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d) of the Exchange Act) such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 34.9% of the combined voting power of the capital stock of Charter, subject to waiver by the disinterested members of the board of directors as provided in the Amended and Restated Certificate of Incorporation. We refer to this voting power limitation as the Voting Threshold.  Holders of Class B Common Stock (other than Mr. Allen and certain of his affiliates) are also subject to a reduction of their voting power to comply with the Voting Threshold.

The holders of Common Stock and their respective affiliates will not have cumulative voting rights.

Pursuant to our amended and restated bylaws, the number of members of the board of directors shall be fixed at 11 members. Except for the initial board of directors, which was appointed pursuant to the terms of the Plan, for as long as shares of Class B Common Stock are outstanding, holders of Class B Common Stock have the right to elect 35% of the members of the board of directors (rounded up to the next whole number), and all other members of the board of directors will be elected by majority vote of the holders of Class A Common Stock (and any series of preferred stock then entitled to vote at an election of the directors).  In addition, members of the board of directors elected by holders of Class B Common Stock have no less than proportionate representation on each committee of the board of directors, subject to applicable SEC and stock exchange rules and except for any committee formed solely for the purpose of reviewing, recommending and/or authorizing any transaction in which holders of Class B Common Stock or their affiliates (other than Charter or its subsidiaries) are interested parties.

Under our Amended and Restated Certificate of Incorporation, (i) any director may be removed for cause by the affirmative vote of a majority of the voting power of the outstanding Class A Common Stock and Class B Common Stock (and any series of preferred stock then entitled to vote at an election of directors), voting together as a single class, (ii) any director elected by the holders of Class B Common Stock voting separately as a class may be removed from office, without cause, solely by the vote of a majority of the voting power of the outstanding Class B Common Stock, voting as a separate class, and (iii) any director elected by the vote of the holders of Class A Common Stock voting separately as a class (including holders of voting preferred stock, as applicable) may be removed from office, without cause, solely by the vote of a majority of the voting power of the outstanding Class A Common Stock, voting separately as a class (including any holders of voting preferred stock entitled to vote thereon).

Dividend Rights

Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock, and contractual restrictions, holders of each class of Common Stock are entitled to receive ratably dividends or other distributions when and if declared by the board of directors.  In addition to such restrictions, whether any future dividends are paid to Charter’s stockholders will depend on decisions that will be made by the board of directors and will depend on then existing conditions, including Charter’s financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects.  The ability of the board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of Charter’s preferred stock, if any, and the availability of sufficient funds under the Delaware General Corporation Law ("DGCL") to pay dividends.

Warrants to Purchase Class A Common Stock

Pursuant to the Plan, Charter issued warrants to purchase Class A Common Stock to (i) holders of notes issued by CCH I Holdings, LLC (“CIH”) (the “CIH Warrants”), (ii) holders of notes issued by Charter Communications Holdings, LLC (“Charter Holdings” or “CCH”) (the “CCH Warrants”) and (iii) Charter Investment, Inc. (“CII”), an entity that was previously 100% owned by Mr. Allen2 (the “CII Warrants”).  The CIH Warrants, CCH Warrants and CII Warrants have an exercise price of $46.86, $51.28 and $19.80, respectively.  Each of the CIH Warrants and CCH Warrants expire five years after the date of issuance.  The CII Warrants expire seven years after the date of issuance.  The warrants provide for a cashless exercise by the warrant holder. The warrant exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment upon certain events including: stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of Class A Common Stock and in connection with certain distributions of cash, assets or securities.  In addition, holders of certain of the warrants have the right to participate, along with other holders of Common Stock, in future below-market offerings of rights to purchase securities (including, but not limited to, Common Stock) on an as-exercised basis.  The warrants are not redeemable.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Charter, the holders of Class A Common Stock and Class B Common Stock will be entitled to share pari passu in the net assets of Charter available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding class of our preferred stock.

Preemptive Rights

Pursuant to our amended and restated certificate of incorporation, the holders of Class A Common Stock and Class B Common Stock have no preemptive rights.

Anti-Takeover Provisions

Our amended and restated certificate of incorporation provides that the board of directors may impose restrictions on the trading of Charter’s stock if (i) Charter has experienced an “owner shift” as determined for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, of at least 25 percentage points and (ii) the equity value of Charter has fallen below $3.2 billion. These restrictions, which are intended to preserve Charter’s ability to use its net operating losses, which we refer to as NOLs, may prohibit any person from acquiring stock of Charter if such person is a “5% shareholder” or would become a “5% shareholder” as a result of such acquisition.  The restrictions will not operate to prevent any stockholder from disposing of shares and are subject to certain other exceptions relating to shares of Common Stock issued or issuable under the Plan. The board of directors’ ability to impose these restrictions will terminate on November 30, 2014.

In addition, our amended and restated certificate of incorporation, in addition to any affirmative vote required by law or our amended and restated bylaws, a “business combination” (as defined in our amended and restated certificate of incorporation) involving as a party, or proposed by or on behalf of, an “interested stockholder,” an “affiliate,” or an “associate” of the “interested stockholder” (each as defined in our amended and restated certificate of incorporation) or a person who upon consummation of the “business combination” would become an “affiliate” or “associate” of an “interested stockholder” requires, unless prohibited by law, that (i) a majority of the members of the board of directors who are not an “affiliate” or “associate” or representative of an “interested stockholder” must determine that the “business combination,” including the consideration, is fair to the Company and its stockholders (other than any “interested stockholder” or its “affiliates and associates); and (ii) holders of a majority of the votes entitled to be

2 The CII warrants were transferred to Mr. Allen on or about February 8, 2010 and in connection with the exchange of his Holdco Units, Mr. Allen further transferred ownership of CII to Charter.

cast by holders of all of the then outstanding shares of “voting stock” (as defined in our amended and restated certificate of incorporation), voting together as a single class (excluding voting stock beneficially owned by any “interested stockholder” or its “affiliate” or “associate”) must approve the transaction.

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder.  A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law, or “opt-out.”  We have not elected to “opt-out.”

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, the board of directors is authorized to issue from time to time up to an aggregate of 250 million shares of series of preferred stock and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If the board of directors decides to issue shares of preferred stock to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares of preferred stock also could be used to dilute the stock ownership of persons seeking to obtain control of Charter.

Transfer Agent and Registrar

Mellon Investor Services, LLC is the transfer agent and registrar for our Class A Common Stock.

Listing of Our Common Stock

Our Class A Common Stock is listed on NASDAQ under the trading symbol “CHTR.”

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Class A Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our Class A Common Stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our Class A Common Stock prevailing from time to time.

Sale of Restricted Shares

As of October 31, 2010, we had 112,457,576 shares of Class A Common Stock outstanding. Except as set forth below, all shares of our Class A Common Stock outstanding after this offering will be freely tradeable without restriction or further registration under the Securities Act unless held by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Unless otherwise registered under the Securities Act, sales of shares of our Class A Common Stock by affiliates will be subject to the volume limitations and other restrictions set forth in Rule 144.

Class A Common Stock and Warrants Issued in Reliance on Section 1145 of the Bankruptcy Code

We relied on section 1145(a)(1) and (2) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and sale of a portion of our Class A Common Stock, as well as the CIH Warrants and CCH Warrants to purchase Class A Common Stock. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under the Plan from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. Section 1145(a)(2) of the Bankruptcy Code exempts the offer and sale of securities issued under 1145(a)(1) of the Bankruptcy Code, such as the CIH Warrants and CCH Warrants, from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. These shares may be resold without registration unless the recipient is an “underwriter” with respect to those securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•
purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under the Plan for the holders of those securities;

•
offers to buy those securities from the holders of the securities, if the offer to buy is (i) with a view to distributing those securities; and (ii) (a) under an agreement made in connection with the Plan, the completion of the Plan, or with the offer or sale of securities under the Plan; or (b) is an “affiliate” of the issuer.

To the extent that persons who receive Class A Common Stock are deemed to be “underwriters,” resales by those persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Those persons would, however, be permitted to sell our Class A Common Stock or other securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, as described further below.

Class A Common Stock Issued in the Rights Offering and Class B Common Stock and CII Warrants issued to Mr. Allen

Certain holders of notes of certain of our subsidiaries (the “Eligible Holders”) agreed to purchase shares of our Class A Common Stock in a rights offering pursuant to the Plan and certain commitment agreements. In addition, we issued shares of Class B Common Stock and CII Warrants to CII (an entity then controlled by Mr. Allen) pursuant to the Plan.  The Class A Common Stock issued to the Eligible Holders pursuant to the rights offering, and the Class B Common Stock and CII Warrants issued to CII pursuant to the Plan, are exempt from the registration requirements of Section 5 of the Securities Act pursuant to Section 4(2) thereof, are deemed “restricted securities” within the meaning of Rule 144 of the Securities Act and may not be sold unless registered under the Securities Act or in compliance with an applicable exemption therefrom. As a result, the Class A Common Stock issued to the Eligible Holders, and Class B Common Stock and CII Warrants, are not freely tradeable.

Pursuant to the Plan and a registration rights agreement that we entered into with the members of the Crossover Committee (as defined in the Plan), CII and Mr. Allen, we are required to use our commercially reasonable efforts to cause a shelf registration statement covering the resale of the Class A Common Stock issued to the members of the Crossover Committee, and any Class A Common Stock issued to or issuable to Mr. Allen (or his designees) upon (i) exchange of his Class B Common Stock and his membership units in Charter Holdco, our subsidiary, or (ii) exercise of his CII Warrants, to be declared effective by the SEC no later than June 30, 2010, permitting such Class A Common Stock to be freely tradable, subject to the volume limitations and other restrictions set forth in Rule 144 applicable to Class A Common Stock held by affiliates of the Company.  Pursuant to such requirement, we have filed a registration statement on Form S-3 of which this prospectus is a part.  Eligible Holders that purchased less than 1% of the Class A Common Stock in the rights offering are not entitled to registration rights.

Stock Options and Other Stock Awards

The Plan contemplates the adoption of a new management incentive plan under which shares of our Class A Common Stock, or options or other awards to purchase shares of Class A Common Stock, can be issued to the Company’s directors, management and other employees.  Under our Amended and Restated 2009 Stock Incentive Plan, 7,696,786 shares of Class A Common Stock have been reserved for issuance, and Charter has outstanding as of October 31, 2010, 1,571,986 restricted shares of Class A Common Stock and options to purchase 1,333,155 shares of Class A Common Stock to certain of its employees and non-employee directors.  Under Charter’s 2009 Stock Incentive Plan, options generally vest over four years from the grant date, with 25% generally vesting on the first anniversary of the grant date and ratably thereafter.  Restricted stock generally vests over a one to three-year period beginning from the date of grant.

We have filed a registration statement on Form S-8 covering all of the shares of Class A Common Stock reserved for issuance under our Amended and Restated 2009 Stock Incentive Plan, and such shares will be freely tradeable in the public market as soon as issued subject to certain limitations applicable to affiliates and any restrictions applicable to the vesting of awards.

PLAN OF DISTRIBUTION

The Class A Common Stock offered by this prospectus may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchaser of the Class A Common Stock, which discounts, concessions or commissions as to particular underwriters, brokers or agents may be in excess of those customary in the type of transactions involved.

The selling stockholders and any such broker-dealers or agents who participate in the distribution of the Class A Common Stock may be deemed to be “underwriters.” As a result, any profits on the sale of the Class A Common Stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities as underwriters under the Securities Act.

If Class A Common Stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The sale of Class A Common Stock offered by this prospectus may be effected in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The sale of the Class A Common Stock offered by this prospectus may be effected in one or more of the following methods:

•	on any national securities exchange or quotation service on which the Class A Common Stock may be listed or quoted at the time of the sale, including the OTC Bulletin Board;

•	transactions involving cross or block trades;

•	in the over-the counter market;

•	through the distribution by any selling stockholder to its partners, members or shareholders;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In connection with the sales of Class A Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of Class A Common Stock in the course of hedging their positions. The selling stockholders may also sell the Class A Common Stock short and deliver the Class A Common Stock to close out short positions, or loan or pledge the Class A Common Stock to broker-dealers that in turn may sell the Class A Common Stock.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of Class A Common Stock offered by this prospectus. To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of Class A Common Stock by the selling stockholders. In addition, we cannot assure you that any such selling stockholders will not transfer, devise or gift the Class A Common Stock by other means not described in this prospectus. There can be no assurance that any selling stockholder will sell any or all of the Class A Common Stock pursuant to this prospectus. In addition, any Class A Common Stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We will pay all of the expenses incident to the registration, offering, and sale of the shares of Class A Common Stock to the public, other than commissions or discounts of underwriters, broker-dealers, or agents. Under the Plan we are also obligated to provide customary indemnification to selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have advised each of the selling stockholders that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

EXPERTS

The consolidated financial statements of Charter Communications, Inc. and subsidiaries as of December 31, 2009 (Successor Company) and 2008 (Predecessor Company) (collectively, the Company), and for the one month ended December 31, 2009 (Successor Company), the eleven months ended November 30, 2009 (Predecessor Company) and for each of the years in the two-year period ended December 31, 2008 (Predecessor Company), and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2009 consolidated financial statements refers to the adoption of AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (included in FASB ASC Topic 852, Reorganizations), effective as of November 30, 2009, and  Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 (included in FASB ASC Topic 810, Consolidations), effective January 1, 2009.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York, will pass upon the validity of the securities offered in this offering.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable in connection with the sale and distribution of the securities being registered.  All amounts except the SEC registration fee are estimated.

	Amount
SEC registration fee	$ 209,538	3
Accounting fees and expenses	50,000
Legal fees and expenses	150,000
Printing fees and expenses	50,000
Total	$ 459,538

Item 15.   Indemnification of Directors and Officers.

Our Amended and Restated Certificate of Incorporation allows us to indemnify our officers and directors to the fullest extent permitted by the DGCL or other applicable law.  In addition, our Amended and Restated Bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL. Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors to Charter or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.

We have and intend to maintain director and officer liability insurance, if available on reasonable terms.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We are organized under the laws of the State of Delaware.  Section 145 of the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful.  A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation.  Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

We have entered into indemnification agreements that require us to indemnify each of our directors and officers to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of Charter or any of our subsidiaries.  We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

3 In connection with the Registration Statement on Form S-1 on December 31, 2009 as subsequently amended by Registration Statement on Form S-1/A filed on Aprill 22, 2010 (Registration Statement No. 333-164105), we paid a SEC registration fee of $217,668 for the securities covered hereunder.  Pursuant to Rule 457(p), we will offset the SEC registration fee currently due of $209,538 against that previously paid fee for no amount currently due and owing in connection with this offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.  Exhibits and Financial Statement Schedules.

Reference is made to the Exhibit Index filed as part of this Registration Statement.

Item 17.   Undertakings

(a)    The undersigned registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by any Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of such undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of any undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by, or on behalf of, the any undersigned Registrant or used or referred to by any undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of any  undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(b) Each undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) Each undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time is was declared effective; and

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of St. Louis, State of Missouri on November 10, 2010.

CHARTER COMMUNICATIONS, INC.

/s/ Kevin D. Howard
Kevin D. Howard
Senior Vice President – Finance, Controller and Chief Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kevin D. Howard, Gregory L. Doody, Richard R. Dykhouse and Paul J. Rutterer, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Michael J. Lovett Michael J. Lovett	President, Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2010

/s/ Christopher L. Winfrey Christopher L. Winfrey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 10, 2010

/s/ Kevin D. Howard Kevin D. Howard	Senior Vice President – Finance, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 10, 2010

S-1

/s/ Eric L. Zinterhofer Eric L. Zinterhofer	Director	November 10, 2010

/s/ Robert Cohn Robert Cohn	Director	November 10, 2010

/s/ W. Lance Conn W. Lance Conn	Director	November 10, 2010

/s/ Darren Glatt Darren Glatt	Director	November 10, 2010

/s/ Craig A. Jacobson Craig A. Jacobson	Director	November 10, 2010

/s/ Bruce A. Karsh Bruce A. Karsh	Director	November 10, 2010

/s/ John D. Markley, Jr. John D. Markley, Jr.	Director	November 10, 2010

/s/ William L. McGrath William L. McGrath	Director	November 10, 2010

/s/ David C. Merritt David C. Merritt	Director	November 10, 2010

/s/ Christopher M. Temple Christopher M. Temple	Director	November 10, 2010

S-2

Exhibit	Description

2.1
Debtors’ Disclosure Statement filed pursuant to Chapter 11 of the United States Bankruptcy Code filed on May 1, 2009 with the United States Bankruptcy Court for the Southern District of New York in Case No. 09-11435 (Jointly Administered) (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 6, 2009 (File No. 001-33664).

2.2
Debtors’ Joint Plan of Reorganization filed pursuant to Chapter 11 of the United States Bankruptcy Code filed on July 15, 2009 with the United States Bankruptcy Court for the Southern District of New York in Case No. 09-11435 (Jointly Administered) (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 6, 2009 (File No. 001-33664).

3.1
Amended and Restated Certificate of Incorporation of Charter Communications, Inc. (originally incorporated July 22, 1999) (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K of Charter Communications, Inc. filed on August 20, 2010 (File No. 001-33664)).

3.2
Amended and Restated By-laws of Charter Communications, Inc. as of November 30, 2009 (incorporated by reference to Exhibit 3.2 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

4.1
Warrant Agreement, dated as of November 30, 2009, by and between Charter Communications, Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

4.2
Warrant Agreement, dated as of November 30, 2009, by and between Charter Communications, Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

4.3
Warrant Agreement, dated as of November 30, 2009, by and between Charter Communications, Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.3 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

4.4
Lock-Up Agreement, dated as November 30, 2009, among Charter Communications, Inc, Paul G. Allen and Charter Investment, Inc. (incorporated by reference to Exhibit 10.6 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

5.1*	Legal Opinion of Kirkland & Ellis LLP.
23.1*	Consent of KPMG LLP
23.2	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature page).

*	Document attached.

E-1